Fulucai Announces Signed Memorandum of Understanding to Acquire Rights to Indonesian Oil and Gas Interests

CALGARY, Dec. 3, 2013 /CNW/ - Fulucai Productions Ltd. (OTCQB:FCPS) ("Fulucai" or the "Company") is pleased to announce that it has entered into a Memorandum of Understanding (the "MOU") with Blue Sky Langsa Ltd. ("BSL") whereby the Company has the right to acquire certain oil and gas interests in North Sumatra, Indonesia, including offshore leases and equipment (the "Properties").  The asset is known as Langsa TAC and is a 77 square kilometer offshore concession in 325 feet of water depth, 55 kilometers from the North Sumatra shoreline. The block has 2 discovered fields, known as the L and H fields, and 7 wells. Historic sunk costs for the Langsa TAC are approximately $59.5 Million.  Mobil Oil initially made the discovery in 1980.

The Company and BSL intend to enter into a formal Securities Purchase Agreement for the acquisition following accordance with normal industry standards, requisite regulatory requirements and approvals in the U.S., Canada and Indonesia.   Under the terms of the agreement, the Company will acquire 100% of the shares of BSL from the BSL shareholders for $7.5 Million consisting of $1.0 million cash at closing and $6.5 Million to be paid from 15% of cash flow (net to BSL's interest) generated by Langsa TAC. At closing, BSL will hold a total of 65% interest in Langsa TAC.

Following execution of the MOU, the Company will proceed to conduct due diligence on BSL, including evaluation and field inspection of the Properties, prior to the execution of the SPA.  The Company hopes to finalize the Share Purchase Agreement by December 31, 2013 and close the acquisition by January 15, 2014, with an effective date of January 1, 2014.  As this is a related party transaction, Fulucai will engage a third party to provide a fairness opinion on BSL. At closing, the current non-independent directors and officers of BSL will resign in favor of Fulucai appointees.

ON BEHALF OF THE BOARD

/s/Mo Fazil
Mo Fazil
Chief Executive Officer

Disclaimers

Except for statements of historical fact, this news release contains certain "forward-looking information" within the meaning of applicable securities laws. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" occur. Forward-looking information in this news release includes, but is not limited to, statements regarding expectations of management regarding the expiry of hold periods attached to the securities issued in settlement of debts as described in this news release. Although the Company believes that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements including, without limitation, the risk that the hold period on the shares may not expire as expected. Other than as required by law, the Company does not intend to update the forward-looking information contained in this news release.

SOURCE FuLuCai Productions Ltd.

For further information:

Mr. Mo Fazil
T: 403-613-7310